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                                                                   EXHIBIT 10.35

[WORLD ACCESS LETTERHEAD]


November 19, 1999


Mr. A. Lindsay Wallace
9425 Stoney Ridge Lane
Alpharetta, Georgia 30022

Dear Lindsay,

As you know, we have recently hired Donaldson, Lufkin & Jenrette ("DLJ") and Brown Brothers Harriman ("BBH") to assist us in evaluating strategic alternatives available to World Access in order to maximize the value of the World Access Equipment Group for our shareholders. One of the alternatives that will be considered is the possible sale of the Group's NACT Switching Division ("NACT"), Wireless Local Loop Division ("WLL") and Transport and Access Division ("Telco").

This letter is to confirm that should the Company elect to sell NACT, WLL and/or Telco to a buyer identified through the efforts of DLJ and BBH, you will receive the following incentive compensation and benefits immediately upon the closing of such transactions:

    - A cash payment equal to Three-Quarter of One Percent (.0075) of the gross consideration received by the Company upon the sale of NACT.

    - A cash payment equal to Three-Quarter of One Percent (.0075) of the gross consideration received by the Company upon the sale of WLL.

    - A cash payment equal to One-Half of One Percent (.005) of the gross consideration received by the Company upon the sale of Telco.

    - Notwithstanding anything to the contrary in the Company's 1991 Stock Option Plan, 1998 Incentive Equity Plan or related agreements, all stock options granted to you under these plans will become fully vested upon the sale of NACT and Telco. These options may be exercised at any time and from time to time until the one year anniversary of the termination of your employment with the Company.

If the Company receives consideration other than cash for the sale of these businesses, your incentive compensation will be based on the fair market value of this consideration as determined solely by me, acting in good faith in my capacity as Chairman and Chief Executive Officer of the Company. Should more than one division be sold in a single transaction, the total consideration will be allocated to each division based on my sole determination.

In addition, should you no longer be employed by the Company as a direct result of the sale of NACT, WLL and/or Telco, the Company will continue to pay your current base salary on a bi-weekly basis through the second anniversary of your termination date.

The payment of the above incentive compensation, severance and benefits is conditioned upon your continued employment with the Company as the President of the Equipment Group through the closing date of the sales of NACT, WLL and Telco. In signing below, you acknowledge that this letter does not represent an employment agreement or any other form of contractual agreement between you and the Company and that this letter may be revoked by me at any time in my sole discretion.
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A. Lindsay Wallace
November 19, 1999
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The payment of the above incentive compensation, severance and benefits is also conditioned upon you providing your best efforts to (i) operate these divisions in a manner consistent with the first three quarters of 1999 until such time as a sale is completed, (ii) facilitate any sales transactions that the Company may agree to, and (iii) provide all reasonable assistance as may be requested by a buyer to ensure a smooth transition occurs at these divisions. In signing below, you also acknowledge that to receive the compensation, severance and benefits described herein, you agree to remain a full-time employee and/or consultant with the buyer of these divisions for a period of six months following the closing date, unless earlier released by the buyer.

The payment of the above incentive compensation, severance and benefits is in lieu of all compensation, severance and benefits that you might otherwise be entitled to upon your termination of employment with the Company. This letter constitutes the entire agreement between the parties hereto and supercedes all prior agreements, understandings and arrangements (oral or written) between the parties hereto with respect to the subject matter hereof.

You further acknowledge that the Company may elect to terminate its agreement with DLJ and BBH at any time and cease its efforts to sell these divisions. In the event these activities occur, the terms and conditions of this letter will immediately become null and void.

If the foregoing accurately reflects our agreement, I would appreciate you signing below and returning a copy of this letter to me.


Sincerely,

/s/ John D. Phillips
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John D. Phillips
Chairman and Chief Executive Officer



Agreed and accepted this 29th day of November, 1999

/s/ A. Lindsay Wallace
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A. Lindsay Wallace